Exhibit 5.1

To Call Writer Directly: +1 713 836 3600	609 Main Street, Suite 4700 Houston, TX 77002 United States www.kirkland.com	Facsimile: +1 713 836 3601

April 17, 2020

Atlas Technical Consultants, Inc.

13215 Bee Cave Parkway,

Building B, Suite 230

Austin, TX 78738

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of (i) shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), and (ii) any additional shares of Class A common stock of the Company which may be issuable under the its 2019 Incentive Plan, as may be amended from time to time (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) corporate and organizational documents of the Company, (iii) certain resolutions adopted by the board of directors of the Company, (iv) the Plan and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Class A common stock will be issued in accordance with the terms of the Plan.

Beijing Boston Chicago Dallas Hong Kong London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

April 17, 2020

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the shares of Class A common stock have been duly authorized and, when the shares of Class A common stock are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, the shares of Class A common stock will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied here from. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the shares of Class A common stock.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP